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                                                                    Exhibit 10.7



                   [Letterhead of Ancor Communications, Inc.]

Date:       November 23, 1999

To:         Nick Hannon

Front       Cal Nelson

Subject:    Amendment to the Technology License Agreement

Ref:        Section 4.3 Additional Development

The design and development services requested of Ancor Communications by INRANGE Technologies has expanded from the requirements defined in the Technology Agreement dated September 29, 1998. The new development requirements are delineated in revision 1.07 of the Functional Requirements Document dated November 18, 1999. This FRD document is attached.

As a result, the development fees identified in section 4.2 of the Technology Agreement has increased from the original $* to $*. The development cost estimate increase is derived from discussions between Cal Nelson, Cliff Oberholtzer, Jean Santoro, and Jayne Fitzgerald in December 1998; documents reviewed in Minneapolis between Cal Nelson, Thomas Raeuchle, Harry Paul, and Cliff Oberholtzer on March 25, 1999; as well as discussions with Nick Hannon in September 1999.

The breakdown is:

Additional Ancor Development

o     Hot Swap (items 2 and 7) =   *   Staff months
o     CD/9000 Ethernet (item 10) =   *  Staff months
o     FC/9000 Spares Path hardware (item 8) =   *  Staff months
o     Contingent additional INRANGE funding =  *  Staff months
o     Total under Section 4.3 =  *  Staff Months

Reduced Ancor Development (Credit)


o Credit for Bill Hughes work at Ancor = * Staff months, (work between February and August of 1999)

o Credit for not doing FC/9000 Class One Multistage development = * Staff months
o     Total credit =  *  Staff months

Net Funding Requirement from INRANGE to Ancor = * Months at $* per staff month = $*

This change to the development fees was reviewed and agreed to by you during our discussions in September 1999.

*Confidential treatment requested with respect to the information.
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We recommend this addition to the fees be paid in three installments as with the original cost of development. A payment of $* is now due and payable before year-end. The remaining $* is payable; $* upon on completion of the Beta level design, and $* upon final release. These milestones have been previously defined in the Technology Agreement.

On behalf of INRANGE Technologies and Ancor Communications we agree to all of the above as well as agree that Revision 1.07 of the Functional Requirements Document dated November 18, 1999 shall be the basis for all discussion and going forward.

Ancor Communications                       INRANGE Technologies


/s/ Cal Nelson                             /s/ Greg Grodhaus
-------------------------                  --------------------------
Cal Nelson                                 GREG GRODHAUS
                                           Pres/CEO
                                           11/29/99